         As filed with the Securities and Exchange Commission on April 17, 1996

                                                        Registration No.________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                        ------------------------------
                                    FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                        ------------------------------
                          DAUPHIN DEPOSIT CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

      Pennsylvania                                        23-1938831
(State of Incorporation)                                       (I.R.S. Employer
                                                          Identification Number)
                               213 Market Street
                             Harrisburg, PA  17101
                                (717) 255-2121
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                         Principal Executive Offices)
                        ------------------------------

      Dauphin Deposit Corporation 1996 Non-Employee Directors' Stock Plan
                           (Full Title of the Plan)
                        ------------------------------
                            Christopher R. Jennings
               Chairman of the Board and Chief Executive Officer
                          Dauphin Deposit Corporation
                               213 Market Street
                        Harrisburg, Pennsylvania 17101
                                (717) 255-2121
           (Name, Address and Telephone Number of Agent for Service)
                        ------------------------------
                                   Copy to:

                           Charles J. Ferry, Esquire
                                Rhoads & Sinon
                      One South Market Square, 12th Floor
                                 P.O. Box 1146
                          Harrisburg, PA  17108-1146
                                (717) 233-5731
                        ------------------------------

                                  CALCULATION OF REGISTRATION FEE
===================================================================================================
                                                     Proposed           Proposed
                                                      Maximum            Maximum        Amount of
Title of Securities            Amount to be       Offering Price        Aggregate      Registration
 to be Registered               Registered         Per Share(1)     Offering Price(1)      Fee
- ----------------------------  --------------     -----------------  -----------------  ------------
Common Stock, par value $5
  per share (2).............    150,000 shares        $28.69         $ 4,303,500.00      $ 1,483.97
===================================================================================================

     (1) Estimated solely for the purposes of calculating the amount of the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low sales prices presented in the consolidated reporting system on April 10, 1996.
     (2) This Registration Statement also applies to Common Stock Purchase Rights under the Registrant's Shareholder Rights Plan, one of which is attached to and trades with each share of Common Stock.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ---------------------------------------

     The following documents have been filed by Dauphin Deposit Corporation ("Dauphin") with the Securities and Exchange Commission ("SEC") and are incorporated herein by reference:

     (a) Dauphin's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of Dauphin's fiscal year ended December 31, 1995; and

     (c) The description of the Dauphin Common Stock Purchase Rights contained in a registration statement filed under the Exchange Act on Form 8-A, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Dauphin pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

     Each share of Dauphin common stock, par value $5.00 per share ("Dauphin Common Stock"), is entitled to one vote on all matters. The Dauphin Common Stock is not redeemable and has no preemptive, exchange or conversion rights. Holders of Dauphin Common Stock are entitled to dividends when and if declared by the Dauphin Board of Directors out of funds legally available therefore. Shares of Dauphin Common Stock issued under this Registration Statement will be, when issued, fully paid and non-assessable shares. In the event of dissolution and winding up of the affairs of Dauphin, holders of Dauphin Common Stock would be entitled to receive pro rata any assets of Dauphin remaining after all requisite payments have been made to holders of any preferred stock of Dauphin then outstanding and to creditors.

     Subject to Dauphin's Articles of Incorporation and applicable law, Dauphin's By-Laws provide that a majority of votes cast shall decide every question or matter submitted to the shareholders unless otherwise required by law. Pursuant to the Dauphin Articles of Incorporation, certain mergers and other business combinations with shareholders beneficially owning 10% or more of Dauphin Common Stock or their affiliates require, in addition to any affirmative vote required by law, the affirmative vote of 66 2/3% of the shares of capital stock of Dauphin entitled to vote thereon, unless the business combination is approved by a majority of continuing directors and otherwise satisfies the requirements for approval set forth in Dauphin's Articles of Incorporation. Dauphin's Articles of Incorporation provide that amendment by shareholders of Dauphin's By-Laws requires the affirmative vote of holders of 66 2/3% of the shares of Dauphin's capital stock issued, outstanding and entitled to vote. Dauphin's Articles of Incorporation provide that a director may be removed from office as a director without cause by the vote of shareholders only upon a vote of shareholders entitled to cast at least 66 2/3% of the vote which all shareholders would be entitled to cast at an annual election of directors.

     Dauphin is authorized to issue shares of preferred stock, $25.00 par value per share, of which no shares are issued and outstanding as of the date hereof. The Board of Directors has the power, without further shareholder approval, to issue the authorized preferred stock in series and to determine the voting powers, if any, dividend rates, conversion or redemption prices, designations, rights, preferences and limitations of the shares in each series. The Board of Directors will determine these matters with respect to the preferred shares only when they are issued.

     Dauphin adopted a Shareholder Rights Plan on January 22, 1990 (the "Dauphin Rights Plan") and declared a dividend of one common share purchase right (the "Right") on each outstanding share of Dauphin Common Stock for shareholders of record on February 8, 1990. The Rights will expire on the earlier of January 22, 2000 or the date the Rights are redeemed. A Right will be issued with all shares of Dauphin Common Stock issued after February 8, 1990 but prior to the earlier of the Distribution Date or the Expiration Date (as such terms are defined in the Dauphin Rights Plan). As of the date hereof, neither a Distribution Date nor an Expiration Date has occurred. The Rights are not exercisable until a Distribution Date occurs, which is defined in the Dauphin Rights Plan to occur upon the earlier of (i) fifteen (15) business days following public announcement that a person or group has acquired beneficial ownership of 18% or more of Dauphin Common Stock or (ii) fifteen (15) business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 18% or more of Dauphin Common Stock. Upon a person becoming the beneficial owner of 18% or more of the Dauphin Common Stock and the Rights becoming exercisable, the Dauphin Rights Plan provides, among other things, that each holder of a Right will thereafter have the right to receive, upon exercise, Dauphin Common Stock having a value equal to two (2) times the exercise price of the Right. Until a Distribution Date occurs, all Rights will be evidenced by the certificates for Dauphin Common Stock and will be transferred only with such certificates. In general, Dauphin may redeem the Rights in whole, but not in part, at a price of $.001 per Right, at any time until 15 business days following the date a person or group acquires beneficial ownership of 18% or more of the outstanding Dauphin Common Stock.
The Dauphin Rights Plan may be amended from time to time by Dauphin's Board of Directors without approval of Dauphin shareholders. This description of the Rights is not intended to be complete and is qualified in its entirety by the description of the Rights contained in Dauphin's Registration

Statement on Form 8-A with respect to the Rights. See "INCORPORATION OF DOCUMENTS BY REFERENCE."

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

     Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     Sections 1741-1743 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provides that a business corporation may indemnify directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification shall have been adjudged to be liable to the corporation unless and only to the extent a court determines that the person is fairly and reasonably entitled to indemnification. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Section 1746 of the BCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Section 1747 of the BCL authorizes a corporation to purchase insurance for directors and other representatives. The foregoing statement is subject to the detailed provisions of Section 1741-1750 of the BCL.

     The By-Laws of Dauphin provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by law and authorize the purchase of insurance for directors and officers against liability incurred in such capacities. Dauphin has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of Dauphin in connection with the performance of their duties.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------

     Not Applicable.

ITEM 8.  EXHIBITS.
         --------

     4 Dauphin Deposit Corporation 1996 Non-Employee Directors' Stock Plan filed by Dauphin with the SEC as Exhibit 10(e) to Dauphin's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File Number 0-8415) is incorporated herein by reference.

     5    Opinion of Rhoads & Sinon

     23.1 Consent of Rhoads & Sinon (included as part of Exhibit 5)

     23.2 Consent of KPMG Peat Marwick LLP

     24   Power of Attorney (included as part of signature page)

ITEM 9.  UNDERTAKINGS.
         ------------

     A.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraph (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on April 15, 1996.

                         DAUPHIN DEPOSIT CORPORATION
                         (Registrant)


                         By: /s/ Christopher R. Jennings
                             -----------------------------------------
                              Christopher R. Jennings, Chairman
                              of the Board and Chief
                              Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher R. Jennings, Robert L. Fryer, Jr., Dennis L. Dinger and George W. King, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement to which this power of attorney is attached, and to file all those amendments and all exhibits to them and other documents to be filed in connection with them, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

  Signature                               Title                     Date
  ---------                               -----                     ----


/s/ Christopher R. Jennings   Chairman of the Board,            April 15, 1996
- ----------------------------  Chief Executive Officer
Christopher R. Jennings       and Director



/s/ Dennis L. Dinger          Senior Executive Vice President   April 15, 1996
- ----------------------------  and Chief Fiscal and Adminis-
Dennis L. Dinger              trative Officer (and principal
                              accounting officer)

  Signature                            Title                        Date
  ---------                            -----                        ----


/s/ Robert L. Fryer, Jr.            President and               April 15, 1996
- ----------------------------        Chief Operating Officer
Robert L. Fryer, Jr.                and Director


/s/ J. Edward Beck, Jr.             Director                    April 15, 1996
- ----------------------------
J. Edward Beck, Jr.


/s/ John R. Buchart                 Director                    April 15, 1996
- ----------------------------
John R. Buchart


/s/ James O. Green                  Director                    April 15, 1996
- ----------------------------
James O. Green


/s/ Derek C. Hathaway               Director                    April 15, 1996
- ----------------------------
Derek C. Hathaway


/s/ Alfred G. Hemmerich             Director                    April 15, 1996
- ----------------------------
Alfred G. Hemmerich


                                    Director                    April 15, 1996
- ----------------------------
Lee H. Javitch


/s/ Richard E. Jordan, II           Director                    April 15, 1996
- ----------------------------
Richard E. Jordan, II


/s/ William J. King                 Director                    April 15, 1996
- ----------------------------
William J. King


/s/ William T. Kirchhoff            Director                    April 15, 1996
- ----------------------------
William T. Kirchhoff


/s/ Lawrence J. LaMaina, Jr.        Director                    April 15, 1996
- ----------------------------
Lawrence J. LaMaina, Jr.

  Signature                         Title                           Date
  ---------                         -----                           ----


/s/ Andrew Maier, II                Director                    April 15, 1996
- ----------------------------
Andrew Maier, II


/s/ Robert F. Nation                Director                    April 15, 1996
- ----------------------------
Robert F. Nation


/s/ Elmer E. Naugle                 Director                    April 15, 1996
- ----------------------------
Elmer E. Naugle


/s/ Walter F. Raab                  Director                    April 15, 1996
- ----------------------------
Walter F. Raab


/s/ Jean D. Seibert                 Director                    April 15, 1996
- ----------------------------
Jean D. Seibert


/s/ R. Champlin Sheridan, Jr.       Director                    April 15, 1996
- ----------------------------
R. Champlin Sheridan, Jr.


/s/ L. Andrew Zausner               Director                    April 15, 1996
- ----------------------------
L. Andrew Zausner

                               INDEX TO EXHIBITS
                               -----------------


                                                                Sequential
Exhibit No.                 Exhibit                             Page Number
- -----------                 -------                             -----------

  4              Dauphin Deposit Corporation 1996 Non-
                 Employee Directors' Stock Plan filed by
                 Dauphin with the SEC as Exhibit 10(e) to Dauphin's Annual Report on Form 10-K for the fiscal year ended December 31, 1995
                 (Commission File Number 0-8415) is
                 incorporated herein by reference.

  5              Opinion of Rhoads & Sinon

  23.1           Consent of Rhoads & Sinon (included
                 as part of Exhibit 5)

  23.2           Consent of KPMG Peat Marwick LLP

  24             Power of Attorney (included as part
                 of Signature Page)